SIMEX TECHNOLOGIES, INC.

PRESS RELEASE

Contact: Mr. Arnold E. Johns at (770) 656-8954

FOR IMMEDIATE RELEASE: August 10, 2004

Simex Technologies, Inc. announces termination of the Stock Purchase Agreements with Wooju Communications Co., LTD of South Korea

Atlanta, GA. August 10, 2004 – Simex Technologies, Inc (Simex). (OTCBB SMXT) announced today that the Stock Purchase Agreements with Wooju Communications Co., LTD have expired. As previously reported, under the Stock Purchase Agreements, SIMEX was to purchase 3,714,285 shares of Wooju common stock (or approximately 21% of Wooju’s issued and outstanding common stock), and Wooju was to purchase 2,000,000 shares of SIMEX’s Series A Convertible Preferred Stock. Simex and Wooju were unable to complete the transactions due primarily to regulatory and lender difficulties. There are no continuing discussions taking place at this time.

Kjell Jagelid, President of Simex, said, “Both sides tried diligently to complete the announced transaction. Unfortunately, we were unable able to satisfy Korean regulatory requirements. We continue to have on-going discussions with other parties that fit our security industry growth plan.”

Simex through its recent acquisition of Remote Business, Inc. (RBI) is engaged in the design, installation, servicing and monitoring of sophisticated digital surveillance security systems for business and industry (www.rbmsales.com). RBI is located in Gainesville, Georgia and has been in business for 3 years as a provider of the latest technologies available in the security market place.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or SIMEX’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause SIMEX’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These statements are only predictions. Actual events or results may differ materially.